Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Wave Systems Corporation:

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Wave Systems Corporation of our report dated February 28, 2011, with respect to the consolidated balance sheets of Safend Ltd. as of December 31, 2010 and 2009, and the related consolidated statements of operations, shareholders’ equity and cash flows for each of the years in the two-year period ended December 31, 2010.

We also consent to the reference to our Firm under the caption “Experts” in such Registration Statement.

/s/ Brightman Almagor Zohar &Co.

Tel-Aviv, Israel

December 28, 2011